Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement on Form SB-2, of our report dated June 22, 2007 with respect to our audit of the financial statements of Techprecision Corporation at March 31, 2007 and for the two years in the period then ended, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/Tabriztchi & Co., CPA, P.C.
Certified Public Accountants

Garden City, New York

September 21, 2007